UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 8, 2005 (November 8, 2005)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2005, Glimcher Realty Trust (the “Registrant”) announced an agreement between its affiliate Glimcher Properties, L.P. (“GPLP”) and Passco Colima, LLC, Passco PHM, LLC and PHM-1, LLC through PHM-29, LLC (all collectively, the “Sellers”) under which GPLP will acquire Puente Hills Mall, an approximately 1.2 million square foot shopping mall located in the Los Angeles metro area (the “Property”). The transaction remains subject to customary closing conditions, but the Registrant expects the transaction to close in late December 2005.

The total purchase price for the acquisition is approximately $170.1 million, which the Registrant expects to fund in part with cash made available primarily through its existing credit facility and assumed mortgage financing. Under the agreement, GPLP will, at closing, assume an existing fixed rate non-recourse mortgage loan on the Property which matures in June of 2008. The estimated balance of the loan is approximately $89 million with a fixed interest rate of 5.2%. The agreement contains terms, conditions, covenants, representations and warranties from each of the respective parties that are customary and typical for a transaction of this nature.

Other than the agreement and the transactions described herein, there is no other material relationship between Sellers and its affiliates and Registrant and its affiliates.

Forward Looking Statements

This Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, failure of the Registrant to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/Funds From Operations targets, the failure to sell additional community centers, failure of the Registrant to qualify as a real estate investment trust (“REIT”), the failure to achieve estimated sales prices and proceeds from the sale of additional community centers, increases in impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues as well as other risks listed from time to time in the Registrant’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Registrant.

Funds From Operations

Funds From Operations (“FFO”) is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. The Registrant uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with Generally Accepted Accounting Principles) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale.

Item 9.01 Exhibits.

(c)	Exhibits

99.1	Press Release of Glimcher Realty Trust, dated November 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: November 8, 2005	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary